Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ZOOMCAR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	392,189	(2)	$1.06995	(3)	$419,622.621	(4)	0.00015310	$64.24
Total Offering Amounts							$419,622.621			$64.24
Total Fee Offsets										$0.00
Net Fee Due										$64.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional shares which may be issuable in accordance with the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan (the “Plan”) to prevent dilution from share splits, share dividends or similar transactions.

(2)	Represents 392,189 shares of common stock, par value of $0.0001 per share (the “Common Stock”) registered hereby issuable pursuant to the Plan, either directly or upon exercise of options or other share based awards granted under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices reported for the registrant’s Common Stock as reported on the Nasdaq Global Market on February 5, 2025, which were $1.1103 and $1.0296, respectively.

(4)	Determined in accordance with Rule 457(h).